ESTRICTED STOCK AWARD UNDER
                            THE CYTEC INDUSTRIES INC.
                       1993 STOCK AWARD AND INCENTIVE PLAN


                                                                   April 9, 2008

Ms. M. Regina Charles 102 St. Andrews Drive
Avondale, Pennsylvania  19311


Shares of Restricted Stock:  3,000

Dear Ms. Charles:

      As a key employee of Cytec Industries Inc. (the "Company"), you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors an award of Restricted Stock equal to the number of shares of Common Stock as set forth above, par value of $.01 per share of Cytec Industries Inc. ("Restricted Stock"). The shares will be issued from Treasury Stock. This award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan).

(1) The Company will cause the shares of Restricted Stock to be issued and registered in your name in book entry form on the Company's stock register. You agree that only the Company is authorized to direct the transfer or disposition of Restricted Stock from this account and you hereby irrevocably constitute and appoint Cytec Industries Inc. as attorney to transfer the shares of Restricted Stock awarded to you under this agreement with the full power of substitution in the premises. A certificate for any shares that vest will be forwarded to you at your address appearing on the Company's stock register after vesting has occurred.

(2) Subject to the terms of this Agreement and the Plan, the Restricted Stock will vest as follows:
                  Date                          Shares Vesting
                  ----                          --------------
                  April 9, 2009                      1,500
                  April 9, 2010                      1,500

(3) You agree that any cash dividends paid on the Restricted Stock hereby awarded to you that have not vested in your name will be held by the Company on your behalf. If and when any such shares of Restricted Stock vest in your name, the Company will pay you any dividends, without interest, that the Company is holding on your behalf with respect to shares. Any dividends held by the Company with respect to shares of Restricted Stock that are forfeited, shall also be forfeited and shall revert to the Company.

(4) Except as limited by this Agreement or the Plan, you shall have, as holder of non-forfeited shares of Restricted Stock, all of the rights of a common stockholder of the Company, including the right to vote. Nevertheless, stock of the Company distributed in respect of such Restricted Stock in connection with a stock split, stock dividend, recapitalization or other similar transaction shall be deemed to be Restricted Stock and shall be subject to vesting, restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock is distributed.

(5) If your employment with the Company or a subsidiary terminates on or prior to the date of vesting, all unvested shares of Restricted Stock shall be forfeited, except as provided in paragraph (5) below, or except as the Committee shall otherwise determine.


(6) As provided in the Plan, upon the occurrence of a "change in control" all unvested (and not previously forfeited) shares of Restricted Stock shall immediately vest. Upon such occurrence, the vested shares of Restricted Stock shall be delivered to you promptly.

(7) On or prior to the respective dates indicated below, you may elect, subject to the consent of the Committee, that all or part of any installment indicated below be forfeited as of the date it normally would vest and that you be issued, in lieu thereof, a Deferred Stock Award for the equivalent number of shares:

                  Date Installment              Date by which Deferral
                  Scheduled to Vest             Request Must be Made
                  -----------------             --------------------
                  April 9, 2009                 May 9, 2008
                  April 9, 2010                 December 1, 2008

     If you elect deferral, as indicated above, then effective as of the date on which the related award of Restricted Stock otherwise would vest, the total award shall be forfeited, and you will be issued instead a Deferred Stock Award, as defined in Section 6(h) of the Plan, equal to the number of shares of Restricted Stock so forfeited. Such Deferred Stock Award shall accrue Dividend Equivalents which will be deferred in the form of additional Deferred Stock based on the Closing Price of the company's Common Stock on the New York Stock Exchange Consolidated Tape on the date on which the related dividend is paid on the Company's Common Stock. Deferred Stock resulting from deferral of Dividend Equivalents will likewise bear Dividend Equivalents.

(8) You may satisfy your mandatory federal and state income tax withholding obligations with respect to any Restricted Stock that vests (subject to Committee acceptance, as set forth below, and subject to compliance with Rule 16b-3 under the Securities Exchange Act of 1934 if you are an executive officer of the Company) by requesting the Company to withhold the number of shares having a fair market value as of the date of vesting equal to the aggregate mandatory federal and state income tax withholding obligations with respect to all of your Restricted Stock under this award which vests on such date.

     The fair market value of Restricted Stock will be determined on the same basis that the value of the Restricted Stock is determined for federal income tax withholding purposes. Your request must be submitted in writing to the Committee, on forms approved by the Secretary to the Committee, no later than the December 1 of the year prior to the date of vesting. The Committee shall have sole discretion to determine whether or not to accept your request, and failure by the Committee to accept your request on or prior to the date of vesting shall constitute a denial of your request.

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

(9) The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and neither the right to receive stock, nor any interest therein or under the Plan, may be assigned; and any attempted assignment shall be void.

(10) Nothing in this Award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

(11) The Company reserves the right to require that stock certificates issuable to you in connection with this Award be delivered to you only within the United States.

(12) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

(13) Once Restricted Stock vests as herein provided, it shall no longer be deemed to be Restricted Stock, and your rights thereto shall not be subject to the restrictions of this Agreement or of the Plan.

      In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

      If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

                                                Very truly yours,

                                                CYTEC INDUSTRIES INC.


                                                BY:   /s/ Roy Smith
                                                   ---------------------
                                                Roy Smith
                                                Vice President, General Counsel
                                                and  Secretary
Enc.
ACCEPTED:

  /s/ Marilyn R. Charles
--------------------------
Employee Name:  Marilyn R. Charles




Perf Cash Award E



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